Exhibit 10.44
CONFIDENTIAL TREATMENT REQUESTED-REDACTED COPY

*** Confidential Treatment has been requested for portions of this Exhibit. Confidential portions of this Exhibit are designated by [****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MANUFACTURING SERVICES AGREEMENT
between
TRIDENT MICROSYSTEMS (FAR EAST) LTD.
and
NXP SEMICONDUCTORS NETHERLANDS B.V.
DATED
February 8, 2010

CONFIDENTIAL TREATMENT REQUESTED-REDACTED COPY
Table of Contents

	ARTICLE 1
	Definitions 1

	ARTICLE 2
	Services 4

2.1	Finished Goods Period	4
2.2	Post-Finished Goods Period Services	4
2.3	Quality of Performance by Third Party Providers	5
2.4	Returns	5
2.5	Purchase of Inventory	5
2.6	Quarterly Review of Services	5
2.7	Additional Services	6

	ARTICLE 3
	Pricing, Payment and Taxes 6

3.1	General Pricing Terms	6
3.2	Finished Goods Period Pricing	6
3.3	Post-Finished Goods Period Pricing	7
3.4	Payment	8

	ARTICLE 4
	Planning and Capacity Reservation 8

4.1	General	8
4.2	Long Term Plan	8
4.3	Short-Term Plan	8
4.4	NXP Group Capacity Commitment for Pending Orders	9
4.5	NXP Group Capacity Commitment	9

	ARTICLE 5
	Minimum Volume Commitment and Capacity Reservation 10

5.1	Trident Minimum Volume Commitment	10
5.2	Audit Rights	10

	ARTICLE 6
	Purchase Orders, Order Placement, Management and Batch Releases 10

6.1	Finished Goods Period Ordering	10
6.2	Finished Goods Period Wafer Production and Purchase Orders	11
6.3	Post-Finished Goods Period Ordering	11
6.4	Lead Times; Issue of Purchase Orders	11
6.5	Binding Purchase Order	11
6.6	Adjustment of Purchase Order	11

-i-

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6.7	Non-Compliance of Purchase Order	12
6.8	Cancellation of Purchase Orders	12
6.9	Production Hold	13
6.10	Wafer Bank Storage	13

	ARTICLE 7
	Consignment of Wafers, Risk of Loss, Packing and Date of Shipment 13

7.1	Consignment of Wafers	13
7.2	Risk of Loss	13
7.3	Packing	13
7.4	Timely Delivery Performance	14
7.5	Date of Shipment	14

	ARTICLE 8 Product Qualification and Changes 14

8.1	Product Qualification	14
8.2	Quality Standards	14
8.3	Changes to Products Initiated by NXP	15
8.4	Changes to Products Initiated by Trident	15
8.5	Discontinuance	15

	ARTICLE 9 Warranties 15

9.1	Services Warranty	15

	ARTICLE 10 Limitation of Liability 16

10.1	Direct Damages	16
10.2	Cap on Direct Damages	16
10.3	Indirect Damages	16

	ARTICLE 11
	Confidentiality 16

11.1	Confidential Information	16
11.2	No Other Use	16
11.3	Disclosure Required by Law	17
11.4	Return of Confidential Information	17

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	ARTICLE 12
	Licensing Arrangements 18

	ARTICLE 13
	Intellectual Property Indemnification 18
13.1	Infringement by Trident Group	18
13.2	Infringement by NXP Group	18
13.3	Separate Obligations	19
13.4	Indemnification Procedures	19
	ARTICLE 14
	Transfer of Manufacturing Processes 19

14.1	Transfers Initiated by NXP	19

	ARTICLE 15
	Term; Termination 20
15.1	Term of the Agreement	20
15.2	Extension of the Term	20
15.3	Termination	20

	ARTICLE 16
	Miscellaneous 20

16.1	Force Majeure	20
16.2	Export Control	20
16.3	Assignment	20
16.4	Interpretations; Rules of Construction	21
16.5	Survival	21
16.6	Entire Agreement	21
16.7	Amendments and Waivers	21
16.8	Third Party Rights	22
16.9	Severability	22
16.10	Notices	22
16.11	Dispute Resolution	22
16.12	Governing Law	23
16.13	Attorneys Fees	23
16.14	Counterparts	23
Annex A: Manufacturing Processes
Annex B: NXP Calendar
Annex C: Purchase and Supply Chain Services
Annex D: Service Tariffs
Annex E: Product Data and Yields
Annex F: Product Prices
Annex G: Product Flows

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Annex H: First Confirmed STP
Annex I: Total Relevant Demand Percentage
Annex J: Product Qualification
Annex K: Buy Back Agreement
Annex L: Lead Time Exceptions

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Manufacturing Services Agreement
          This Manufacturing Services Agreement (this “Agreement”) is made and entered into as of February 8, 2010 by and between Trident Microsystems (Far East) Ltd. (“Trident”), a Cayman Islands company, and NXP Semiconductors Netherlands B.V., a private company with limited liability incorporated under the laws of The Netherlands, (“NXP Semiconductors”). Trident and NXP Semiconductors are collectively referred to herein as the “Parties”, or individually as a “Party”, as the case may be.
          WHEREAS, NXP B.V., a private company with limited liability incorporated under the laws of The Netherlands (“NXP B.V.”), Trident and Trident Microsystems, Inc., a Delaware corporation, have entered into that certain Share Exchange Agreement (the “SEA”), dated as of October 4, 2009; and
          WHEREAS, in connection with and as a condition precedent to the closing of the transactions contemplated by the SEA, NXP B.V. has agreed to provide, and Trident desires to contract for, the manufacturing and related services described herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the Parties hereby agree as follows.
ARTICLE 1
Definitions
          As used in this Agreement, the following terms have the meanings set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SEA.
          “Adjusted Binding Purchase Order” shall have the meaning set forth in Section 6.6(a).
          “Agreement” shall have the meaning set forth in the Preamble.
          “Back End Services” shall mean any operation performed on a Wafer after it has left the wafer manufacturing site, including, but not limited to, wafer testing, grinding, sawing, assembly, final test, marking and packing, as further described in Annex A.
          “Binding Purchase Order” shall have the meaning set forth in Section 6.5(a).
          “Confidential Information” shall have the meaning set forth in Section 11.1.
          “Confirmed Line Item Performance” shall have the meaning set forth in Section 7.4(a)(i).
          “Confirmed STP” shall have the meaning set forth in Section 4.3(d).
          “Dispute Notice” shall have the meaning set forth in Section 16.11(b).

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          “Dual Sourced Products” shall have the meaning set forth in Section 3.2(c)(ii).
          “Finished Goods Period” shall have the meaning set forth in Section 2.1(a).
          “Force Majeure” shall mean an action or event beyond the reasonable control of a Party, as a result of which it cannot fulfill or cannot reasonably be required to fulfill its obligations hereunder. Such circumstances include but are not limited to war, strikes, insurrection, terrorism, fire and explosion, natural disasters, lock-outs, epidemics, industrial espionage or governmental law or regulations.
          “Front End Services” shall mean the manufacturing of Wafers up to and including the process control module electrical test and any other services performed on a Wafer before it leaves the wafer manufacturing facility, as further described in Annex A, but excluding Back End Services (even if performed in a Front End Services manufacturing facility).
          “Hold” shall have the meaning set forth in Section 6.9(a).
          “JAMS” shall have the meaning set forth in Section 16.11(c).
          “JAMS Arbitrator” shall have the meaning set forth in Section 16.11(c).
          “LTP” shall have the meaning set forth in Section 4.2(a).
          “Manufacturing Processes” shall mean the manufacturing processes relevant for the supply of Products and provision of Manufacturing Services to Trident Group pursuant to this Agreement, as described in Annex A.
          “Manufacturing Services” shall mean, collectively, Front End Services and Back End Services.
          “Minimum Volume Commitment” shall have the meaning set forth in Section 5.1(a).
          “NXP B.V.” shall have the meaning set forth in the Recitals of this Agreement.
          “NXP Calendar” shall mean the calendar set forth in Annex B.
          “NXP Group” shall mean NXP Semiconductors and its Affiliates.
          “NXP Plant” shall mean any majority owned or controlled NXP Group facility which shall be used for the manufacturing of Products and the providing of Manufacturing Services pursuant to this Agreement.
          “NXP Semiconductors” shall have the meaning set forth in the Preamble of this Agreement.
          “Party” or “Parties” shall have the meaning set forth in the Preamble of this Agreement.

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          “Permitted Representatives” shall have the meaning set forth in Section 11.1.
          “Post-Finished Goods Period” shall have the meaning set forth in Section 2.2.
          “Price Factors” shall have the meaning set forth in Section 3.2(a)(i).
          “Products” shall mean the end products resulting from the Back End Services to be supplied by NXP Group to Trident Group pursuant to this Agreement.
          “Purchase Order” shall mean any purchase order issued by Trident Group to NXP Group in accordance with Section 6.1.
          “Purchasing and Supply Chain Services” shall mean the services to be provided by NXP Group to Trident Group as described in Annex C.
          “Remaining Inventory” shall have the meaning set forth in Section 2.5(a).
          “Remaining Inventory Price” shall have the meaning set forth in Section 2.5(b).
          “Requested Line Item Performance” shall have the meaning set forth in Section 7.4(a)(ii).
          “SEA” shall have the meaning set forth in the Recitals of this Agreement.
          “Service Tariff” shall have the meaning set forth in Section 3.1(a).
          “Service Type” shall have the meaning set forth in Section 5.1(c).
          “STP” shall have the meaning set forth in Section 4.3(a).
          “Term” shall have the meaning set forth in Section 15.1.
          “Third Party Plant” shall mean any facility majority owned or controlled by a Third Party Provider which shall be used for the manufacturing of Products and the providing of Manufacturing Services pursuant to this Agreement.
          “Third Party Provider” shall mean any current or future third party provider of Front End Services or Back End Services. For the avoidance of doubt, NXP Group is not a Third Party Provider.
          “Total Relevant Demand Percentage” shall have the meaning set forth in Section 5.1(b).
          “Trident” shall have the meaning set forth in the Preamble of this Agreement.
          “Trident Group” shall mean Trident and its Affiliates.
          “VC Products” shall have the meaning set forth in Section 3.2(a)(i).

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          “Wafer” shall mean the basic unit of production in semiconductor fabrication that is comprised of a thin circular wafer of silicon upon which the transistor and other circuit elements that comprise an integrated circuit are formed.
          “Wafer Bank” shall mean a wafer bank maintained by NXP Group at one or more NXP Plants for the storage of partly manufactured (but not yet completed, pre-tested, assembled and final-tested) ROM-coded Products.
          “Warranty” shall have the meaning set forth in Section 9.1(a).
          “Warranty Period” shall have the meaning set forth in Section 9.1(a).
ARTICLE 2
Services
          2.1 Finished Goods Period.
          (a) During the period commencing on the Closing Date and ending on the earlier of (i) June 30, 2011 and (ii) the readiness of Trident’s enterprise resource planning system (the “Finished Goods Period”), NXP Group shall provide Trident Group with Products produced using the following:
(i)	Front End Services by NXP Plants;

(ii)	Back End Services by NXP Plants; and

(iii)	Purchasing and Supply Chain Services
          (b) Prior to the end of the Finished Goods Period, upon Trident’s reasonable request and subject to mutual agreement between NXP Semiconductors and Trident, NXP Group shall render to Trident Group the Manufacturing Services set forth in Section 2.2 with respect to specified agreed-upon Products; provided that prior to the commencement of such Manufacturing Services, Trident Group shall purchase from NXP Group the Remaining Inventory related to such Products in the manner set forth in Section 2.5.
          2.2 Post-Finished Goods Period Services. From the day following the last day of the Finished Goods Period until the end of the Term (the “Post-Finished Goods Period”), NXP Group shall render to Trident Group, in respect of the Business, any combination of the following Manufacturing Services:
          (a) Front End Services by NXP Plants;
          (b) Back End Services by NXP Plants solely with respect to consigned Wafers owned by Trident Group; and
          (c) Subject to mutual written agreement, Manufacturing Services for mutually agreed legacy exceptions (i.e., Products provided during the Finished Goods

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Period which the parties agree will continue to be provided during the Post-Finished Goods Period).
          2.3 Quality of Performance by Third Party Providers. [****]
          2.4 Returns. From and after the Closing Date, Trident Group shall be responsible for interfacing with customers of the Business with regards to all returns of Products purchased (i) prior to the Closing Date; provided, however, that all Liabilities incurred with respect to Products sold prior to the Closing Date shall be governed by the provisions of the SEA, and (ii) after the Closing Date. NXP Group shall provide support to Trident Group in accordance with NXP Group’s normal return policies and procedures, including quality levels previously committed by NXP Group to its customers prior to the Closing Date, and shall make available tools and manpower to analyze such returns and quality improvement efforts consistent with common industry practices applied by third party foundries and subcontractors.
          2.5 Purchase of Inventory.
          (a) On the last day of the Finished Goods Period, Trident Group shall purchase from NXP Group the following (collectively, the “Remaining Inventory”):
               (i) All Products and Wafers in NXP Group’s possession or acquired by NXP Group in the course of executing Purchasing and Supply Chain Services for Trident Group;
               (ii) All Wafers produced for the Business that have left the front end NXP Plant,`
               (iii) All work in progress Related to the Business; and
               (iv) All Open Outgoing POs with Third Party Providers.
          (b) [****]
          (c) Payment by Trident of the Remaining Inventory Price shall be effectuated first, by offsetting the amount owed by NXP B.V. under the WIP Note by a corresponding amount and second, upon the exhaustion of the amount owed by NXP B.V. under the WIP Note, by cash payment made by Trident to NXP Semiconductors within ten (10) Business Days after the end of the Finished Goods Period.
          (d) To the extent the amount owed by NXP B.V. under the WIP Note has not been exhausted by offsets made pursuant to Section 2.5(c), NXP Semiconductors shall make a compensating cash payment to Trident within ten (10) Business Days after the end of the Finished Goods Period.
          2.6 Quarterly Review of Services. Trident shall conduct quarterly operations reviews to assess performance of services provided pursuant to this Agreement. NXP Semiconductors shall participate in these reviews and provide any information required by

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Trident to support such reviews and shall promptly implement any commercially reasonable corrective action plans arising as a result of such reviews.
          2.7 Additional Services. [****]
ARTICLE 3
Pricing, Payment and Taxes
          3.1 General Pricing Terms.
          (a) The quarterly tariffs (“Service Tariff”) for Front End Services and Back End Services are set forth in Annex D hereto. Except for any Third Party Provider prices included in such Service Tariffs, the Service Tariffs are fixed for the duration of this Agreement, unless otherwise agreed by the Parties in writing; it being understood that the prices of Third Party Providers included in the Service Tariffs are current estimates as of the date of this Agreement and will be subject to changes to reflect actual prices charged by such Third Party Providers.
          (b) All pricing and Service Tariffs shall be in U.S. dollars unless otherwise agreed.
          (c) Pricing and price quotes shall not include costs of value-added taxes, withholding taxes and duties.
          (d) [****] At Trident’s reasonable request and expense, NXP Group shall (i) arrange to transport Products to Hong Kong, P.R.C. and/or (ii) provide warehousing services for Trident Group in Hong Kong, P.R.C., with respect to the Products.
          (e) [****] The Parties shall agree on a change management process with respect to test programs.
          3.2 Finished Goods Period Pricing.
          (a) General.
               (i) Prices for existing or new Products that are or will be subject to the Minimum Volume Commitment (“VC Products”) shall be determined and revised by [****] (collectively, the “Price Factors”).
               (ii) [****]
               (iii) [****]
               (iv) For large volume orders of Products that are not reflected in the current Confirmed STP, the Parties shall use good faith efforts to determine an appropriate price taking into account the then-current pricing and shall adjust such pricing accordingly to reflect the size of the transaction.

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          (b) Prices for VC Products as of the Closing Date. The prices for VC Products as of the Closing Date are set forth in Annex F.
          (c) Quarterly Prices for VC Products
               (i) During the Finished Goods Period, the Parties shall, on a quarterly basis, review the pricing for VC Products and make applicable adjustments, to be effective the subsequent quarter, reflecting the anticipated changes in the Price Factors relating to such VC Products.
               (ii) [****]
          (d) Quarterly Reconciliation
               (i) [****]
               (ii) [****]
               (iii) [****]
          (e) Prices for Non-VC Products. The pricing for Products that that are not subject to the Minimum Volume Commitment shall be mutually agreed upon by the Parties from time to time, and shall be subject to quarterly review.
          3.3 Post-Finished Goods Period Pricing.
          (a) The Parties shall determine the pricing for each Manufacturing Service that is subject to the Minimum Volume Commitment based on the applicable Service Tariff.
          (b) During the Post-Finished Goods Period, the Parties shall, on a quarterly basis, review the pricing for Manufacturing Services that are subject to the Minimum Volume Commitment, and make applicable adjustments, to be effective the subsequent quarter, reflecting changes in yields and test times.
          (c) The pricing for Manufacturing Services that that are not subject to the Minimum Volume Commitment shall be mutually agreed upon by the Parties from time to time, and shall be subject to quarterly review.
          (d) For large volume orders of Manufacturing Services that are not reflected in the current STP, the Parties shall use good faith efforts to determine an appropriate price taking into account the then-current pricing and shall adjust such pricing accordingly to reflect the size of the transaction.

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          3.4 Payment.
          (a) NXP Group shall invoice Products and Manufacturing Services on a monthly basis. On the 15th calendar day of each month, NXP Group shall invoice the costs for Products delivered and Manufacturing Services provided for that month.
          (b) Payment by Trident Group for Products provided by NXP Group during the Finished Goods Period shall be effectuated by cash payment within [****]  of the date of invoice.
ARTICLE 4
Planning and Capacity Reservation
          4.1 General.
          (a) The provisions of this Article 4 shall apply to the entire Term, unless otherwise provided.
          (b) Trident Group shall regularly provide NXP Group with appropriate visibility on Trident Group’s anticipated Product and Manufacturing Services needs during the Term.
          (c) Any LTP or STP provided by Trident Group, and any confirmation thereof by NXP Group, supersedes and replaces any previously provided LTP or STP or confirmation thereof.
          4.2 Long Term Plan.
          (a) In the first quarter of each calendar year, Trident shall provide to NXP Semiconductors a non-binding long term plan (“LTP”), which shall describe Trident Group’s anticipated Product and/or Manufacturing Services needs in a reasonably equal spread of volumes, for the remainder of the Term.
          (b) In the second quarter of each calendar year, NXP Group shall provide a non-binding confirmation to Trident Group if, according to NXP Group’s reasonably best estimate at such time, NXP Group would be able to deliver the requested Products and/or Manufacturing Services.
          4.3 Short-Term Plan.
          (a) No later than the end of the first full week of each calendar month of the NXP Calendar, Trident shall provide to NXP Semiconductors its non-binding short-term plan (“STP”) for the following 12 (twelve) months; provided that any STP provided by Trident during the third quarter of a calendar year shall include Trident’s non-binding short-term plan for the full subsequent calendar year.

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          (b) The STP shall describe Trident Group’s anticipated Product and/or Manufacturing Services demand with a monthly breakdown per Manufacturing Process and fab mix, taking into account an equal spread of volumes over the applicable weeks.
          (c) Within three (3) Business Days after the receipt of an STP, NXP Semiconductors shall provide to Trident an initial indication with respect to availability of capacity.
          (d) Within ten (10) Business Days after the receipt of an STP, NXP Semiconductors shall provide a final confirmation, subject to the provisions of Section 4.5 below, upon which the STP shall then be a “Confirmed STP”. The first Confirmed STP that shall apply at the Closing Date is set forth in Annex H.
          (e) NXP Group shall use commercially reasonable efforts to procure necessary long lead time raw materials and components based on any Confirmed STP; provided, however, that Trident Group shall assume all Liabilities for any such long lead time raw materials and components that are not used as more particularly described in the Buy Back Agreement attached hereto as Annex K.
          4.4 NXP Group Capacity Commitment for Pending Orders. For orders in process as of the Closing Date, NXP Group shall make capacity available consistent with the demand required by the Business in the ordinary course of the Business as operated in the pre-Closing period (i.e., supplies that were secured pre-Closing, shall be secured post-Closing).
          4.5 NXP Group Capacity Commitment.
          (a) [****]
          (b) If NXP Group, after compliance with Section 4.5(a), cannot provide sufficient capacity to satisfy Trident’s demand for Products or Manufacturing Services, Trident shall be free to source the Products or Manufacturing Services from Third Party Providers and NXP Group shall provide reasonable support to Trident Group in such sourcing efforts. The volume of any such third-party outsourced Products or Manufacturing Services, shall count towards any Minimum Volume Commitment of Trident Group.
          (c) Until the date that is nine (9) months after the Closing Date, NXP Group shall not be permitted to claim insufficient capacity pursuant to Section 4.5(a) if NXP Group would have had sufficient capacity but for the fact that NXP Group had not made investments in fixed manufacturing or testing assets for rendering of Products and Manufacturing Services that were planned to be made at the Closing Date.

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ARTICLE 5
Minimum Volume Commitment and Capacity Reservation
          5.1 Trident Minimum Volume Commitment.
          (a) Trident Group shall source the following volumes of NXP Group Products and Manufacturing Services, in each case as related to the products included in the current roadmaps of the Business (the “Minimum Volume Commitment”):
               (i) [****]
               (ii) [****]
               (iii) [****]
          (b) “Total Relevant Demand Percentage” for a Service Type shall mean the percentage of total needs for such Service Type sourced by the Business in 2009 from NXP Plants, as set forth on Annex I.
          (c) “Service Type” shall mean:
               (i) Front End Services relating to non-advanced CMOS Wafers (larger than .12 microns);
               (ii) Back End Services relating to assembly services; and
               (iii) Back End Services relating to testing services (Wafer testing and final testing taken together).
          5.2 Audit Rights.
          (a) No more than once per calendar year, Trident shall have the right to have external independent auditors, selected by Trident and reasonably acceptable to NXP Semiconductors, perform an audit with respect to NXP Group’s compliance with Section 5.1 above.
          (b) No more than once per calendar year, NXP Semiconductors shall have the right have external independent auditors, selected by NXP Semiconductors and reasonably acceptable to Trident, perform an audit with respect to Trident Group’s compliance with Section 5.1 above.
ARTICLE 6
Purchase Orders, Order Placement, Management and Batch Releases
          6.1 Finished Goods Period Ordering. During the Finished Goods Period, Trident Group shall issue purchase orders (“Purchase Orders”) for Products, and NXP Group shall invoice Trident Group for Products delivered pursuant to such Purchase Orders.

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          6.2 Finished Goods Period Wafer Production and Purchase Orders. During the Finished Goods Period, Trident shall be required to approve any Wafer starts in NXP Plants as well as purchase orders by NXP Group with Third Party Providers necessary for NXP Group to comply with a Confirmed STP. Any such approved Wafers and purchase orders shall be for the economic benefit and risk of Trident and shall be used by NXP Group in the provision of Back End Services for Products of Trident ordered in the Finished Goods Period.
          6.3 Post-Finished Goods Period Ordering. During the Post-Finished Goods Period, Trident Group shall issue Purchase Orders for Front End Services and Back End Services, and NXP Group shall invoice Trident Group for Front End Services and Back End Services provided pursuant to such Purchase Orders.
          6.4 Lead Times; Issue of Purchase Orders.
          (a) [****]
          (b) Any Purchase Orders by Trident Group to NXP Group shall reflect the Products or Manufacturing Services, as applicable, in quantities consistent with the applicable Confirmed STP. NXP Group shall confirm Purchase Orders as executable on specified call-off dates within forty-eight (48) hours.
          (c) All Purchase Orders (including confirmations and changes relating thereto) issued by Trident Group to NXP Group shall be forwarded by electronic means.
          6.5 Binding Purchase Order.
          (a) A Purchase Order shall be confirmed by NXP Group (a “Binding Purchase Order”) if:
               (i) the Purchase Order is in line with the applicable Confirmed STP; or
               (ii) the Purchase Order is not in line with the applicable Confirmed STP, but NXP Group shall use commercially reasonable efforts to confirm to Trident Group within two (2) Business Days, and in no event later than ten (10) Business Days, after receipt of the Purchase Order that it accepts such Purchase Order.
          (b) For the avoidance of doubt, all Purchase Orders confirmed by NXP which have been issued by Trident Group to NXP Group prior to the Closing Date shall remain binding between the Parties and unaffected by this Agreement.
          6.6 Adjustment of Purchase Order.
          (a) Trident Group may at any time, by written notice to NXP Group, make adjustments to the following provisions of any Binding Purchase Order, which after acceptance and confirmation by NXP Group, shall become an “Adjusted Binding Purchase Order”:

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               (i) The quantity of Products or Manufacturing Services, provided that the volume remains in accordance with the Confirmed STP and requested delivery schedule;
               (ii) The method of shipping or packing;
               (iii) The place of delivery, inspection or acceptance and package marking; and
               (iv) The requested ship date.
          (b) In the event that Trident Group requests excess volume for a Purchase Order (i.e., the volume exceeds the volume of the Confirmed STP or Binding Purchase Order), NXP Group shall use commercially reasonable efforts to accommodate such request.
          (c) In the event that an Adjusted Binding Purchase Order leads to increases or decreases of the cost of or the time required for the timely completion of the relevant Binding Purchase Order (and Trident Group has approved such cost increases or decreases), the agreed adjusted price and/or delivery schedule shall automatically become part of the Adjusted Binding Purchase Order.
          6.7 Non-Compliance of Purchase Order. If a Purchase Order is not in line with the applicable Confirmed STP or is otherwise not in compliance with this Agreement, and NXP Group does not confirm such Purchase Order pursuant to Section 6.5(a)(ii), NXP Group shall as soon as reasonably practicable provide Trident Group with written notice describing the non-compliance and shall provide Trident Group a reasonable opportunity to remedy such non-compliance. If Trident Group remedies such non-compliant Purchase Order, such Purchase Order shall become a Binding Purchase Order.
          6.8 Cancellation of Purchase Orders. Trident Group may cancel any Purchase Order, Binding Purchase Order or Adjusted Binding Purchase Order or portion thereof at any time by submitting a written cancellation notice to NXP Group. In such event, Trident Group shall compensate NXP Group for any actual work already completed by NXP Group pursuant to such cancelled Purchase Order, Binding Purchase Order or Adjusted Binding Purchase Order as follows:
          (a) [****]
          (b) [****]
          (c) [****]
          (d) [****]
          (e) [****]

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     6.9 Production Hold.(a) In the event that Trident Group requests NXP Group to hold the manufacturing of any Products ordered in a Binding Purchase Order or an Adjusted Binding Purchase Order (the “Hold”), such Hold shall be subject to terms to be mutually agreed upon by the Parties. In no event shall a Hold last more than three (3) months. If Trident Group requests a Hold, it shall submit its request together with a written plan on when and how the manufacturing process shall be resumed within such three (3) month period.
          (b) At the end of the Hold, NXP Group shall deliver the unfinished Products to Trident Group, unless Trident Group requests NXP Group to (i) scrap the ordered Products, or (ii) complete the manufacturing of the Products.
          (c) NXP Group shall invoice Trident Group in case of a scrap or delivery of unfinished Products and Trident Group shall make payment to NXP Group equitably prorated based on the stage of completion of the manufacturing process. Trident Group shall pay any such received invoice within [****] of the date of invoice.
          6.10 Wafer Bank Storage. NXP Group shall maintain a Wafer Bank consistent with generally accepted industry practices in order to store all ROM-coded Wafers in accordance with current practices, and subject to Trident approval of Wafer starts.
ARTICLE 7
Consignment of Wafers, Risk of Loss, Packing and Date of Shipment
          7.1 Consignment of Wafers. During the Post-Finished Goods Period, or such earlier time for Back End Services provided by NXP Group during the Finished Goods Period in accordance with Section 2.1(b), Trident Group shall consign Wafers that are the subject of Back End Services by NXP Plants to NXP Group, and NXP Group shall keep such Wafers in custody for the sole purpose of using in Back End Services. NXP Group shall keep, store and use Wafers with the same care that it extends to its own wafers. NXP Group shall insure, and shall provide at Trident’s request evidence of such insurance, such Wafers against the risk of loss, damage or theft in accordance with its insurance policies for its own products and shall make available to Trident any insurance proceeds NXP Group shall receive under such insurance as a result of an insured event; provided, that Trident shall be responsible for any applicable deductible or other setoff.
          7.2 Risk of Loss. Transfer of ownership of Wafers or Products supplied by NXP Group to Trident Group shall occur at the time of shipment to Trident Group. Title and risk of loss shall pass to Trident Group upon delivery to a carrier.
          7.3 Packing. NXP Group shall package the Wafers and Products in accordance with NXP Group’s practices immediately prior to Closing, as applicable. If the instructions from Trident Group are determined by NXP, acting in good faith, to not be commercially reasonable, NXP Group shall provide Trident Group with an estimate of the excess cost of complying with such instructions. Upon written acceptance by Trident Group of such estimate, NXP Group shall comply with such instructions within the scope of such estimate.

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          7.4 Timely Delivery Performance.
          (a) NXP Group shall use commercial reasonable efforts to achieve the following levels of on-time delivery performance, based on a monthly resolution period:
               (i) “Confirmed Line Item Performance” shall equal [****] based on NXP Group internal performance excluding factors outside of NXP Group’s control, and shall be calculated as follows: 100% times (x) order lines delivered to Trident Group before or on the first confirmed delivery date, divided by (y) total number of order lines.
               (ii) “Requested Line Item Performance” shall equal [****] based on manufacturing and capacity constraints only, and shall be calculated as follows: 100% times (x) order lines delivered to Trident Group two (2) days before or one (1) day after the last requested deliver date, divided by (y) total number of order lines.
          (b) Both Confirmed Line Item Performance and Requested Line Item Performance are subject to (i) the provisions in Section 4.5(a), (ii) timely approval of Wafer starts by Trident in accordance with Section 6.2, and (iii) the provisions in Sections 6.2 through 6.10, inclusive. For the avoidance of doubt, Requested Line Item Performance will be the result of order acceptance in accordance with the Sections referenced in clauses (i), (ii) and (iii) of this Section 7.4(b) and the order fulfillment (Confirmed Line Item Performance) as described under Section 7.4(a)(i).
          7.5 Date of Shipment. The date on the bill of lading issued by the first carrier shall be conclusive proof of the date and fact of shipment of the Wafers or Products.
ARTICLE 8
Product Qualification and Changes
          8.1 Product Qualification.
          (a) NXP Group shall perform Product qualifications in accordance with the Quality and Reliability Specifications set forth in Annex J.
          (b) NXP shall release diffusion processes in accordance with NXP Group’s procedure SNW-SQ-020 set forth in Annex J and shall release new packages in accordance with NXP Group’s procedure SNW-FA-03-04 in Annex J.
          8.2 Quality Standards. NXP Group shall maintain the following certifications, with such certifications to be provided by an internationally accredited certification body:
          (a) ISO9001 certification for its quality management system; and
          (b) ISO/TS16949 certification for NXP Plants.

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          8.3 Changes to Products Initiated by NXP. Any proposed changes affecting Products shall be handled in compliance with JEDEC Standard JESD 46C; Customer Notification of Production/Process Changes by Semiconductor Suppliers.
          8.4 Changes to Products Initiated by Trident. Trident shall provide all relevant data (Product BOM) in a format acceptable to NXP.
          8.5 Discontinuance. NXP Group shall be entitled to discontinue Products or Manufacturing Processes in accordance with JEDEC Standard JESD48B20.1.
ARTICLE 9
Warranties
          9.1 Services Warranty.
          (a) NXP Group warrants that it shall render the Manufacturing Services in accordance with international good workmanship standards in the foundry and back end services industry and consistent with past practice. NXP Group warrants that it shall use commercially reasonable efforts to render the Manufacturing Services such that Products delivered to Trident Group under this Agreement shall substantially meet the agreed specifications set out in Annex J under normal use for a period (the “Warranty Period”) of one (1) year from the date of shipment (the “Warranty”). The Warranty shall in any event not extend to (i) defects to Products caused by accident, abuse, misuse, neglect, improper installation or packaging, repair or alteration by someone other than NXP Group or its suppliers or subcontractors, or improper testing or use, or (ii) defects caused by any Third Party Providers.
          (b) If, during the Warranty Period, a valid Warranty claim is made, and:
               (i) NXP Semiconductors is notified promptly, but in any event within ten (10) Business Days after discovery, of the underlying facts in writing by Trident; and
               (ii) any affected Products are returned to NXP Group without delay;
then NXP Group shall, as a sole and exclusive remedy, at its discretion, either repair, replace, or compensate Trident Group with the applicable prices paid for such defective Products.
          (c) Subject to Section 9.1(b), NXP Group shall promptly return to Trident Group all Products repaired or replaced under the Warranty, transportation prepaid, and shall reimburse Trident Group for the transportation charges paid by it for returning such proven defective Products to NXP Group. Nothing in this Section 9.1(c) shall extend the above twelve (12) month period for any Product beyond the original Warranty Period.

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          (d) OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS” AND NXP GROUP MAKES NO OTHER REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, AND DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.
ARTICLE 10
Limitation of Liability
          10.1 Direct Damages. In no event shall either Party be liable for direct damages resulting from, arising out of, or in connection with a Party’s performance or failure to perform under this Agreement, whether due to a breach of contract, breach of warranty, tort, negligence or otherwise, except for actions constituting gross negligence or willful misconduct of such Party or its Affiliates.
          10.2 Cap on Direct Damages. Except for any breach of the confidentiality obligations under Article 11, in no event shall a Party’s liability for direct damages arising out of or relating to this Agreement exceed, with respect to a claim, the total amounts paid or payable to, or paid or payable by, such Party for services or Products to which the claim pertains.
          10.3 Indirect Damages. In no event shall either Party be liable for any indirect or consequential damages (including loss of profits and loss of use) resulting from, arising out of, or in connection with a Party’s performance or failure to perform under this Agreement, whether due to a breach of contract, breach of warranty, tort, negligence or otherwise, even if a Party has been advised of the possibility of such damages.
ARTICLE 11
Confidentiality
          11.1 Confidential Information. Each Party shall keep confidential this Agreement and all proprietary and non-public information regarding the other Party and its Affiliates received pursuant to this Agreement that is known to be or otherwise would be reasonably understood as confidential given the nature of the information disclosed and the context of its disclosure (the “Confidential Information”), and shall not disclose or reveal any such information to any Person without the prior written consent of the other Party, other than those of its employees, officers, directors, Affiliates, attorneys, accountants and financial advisors (“Permitted Representatives”) who need to know such information for the purpose of taking any action required with respect to this Agreement and shall cause those Permitted Representatives to observe the terms of this Article 11 and agree for the benefit of the other Party to do so (and any violation or breach of the terms of this Article 11 by any Permitted Representative shall be deemed a breach hereof by the applicable Party).
          11.2 No Other Use. Each Party shall not, and shall cause its respective Permitted Representatives not to, use the other Party’s Confidential Information for any purpose

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other than in connection with this Agreement; provided, that nothing herein shall prevent a Party or any of its Permitted Representatives from disclosing any such information that:
          (a) is or becomes generally available to the public other than as a result of a disclosure by the such Party or its Permitted Representatives in violation of this Section 11.2 or any other confidentiality agreement between the Parties or any of their respective Permitted Representatives or any other legal duty, fiduciary duty, or other duty of trust and confidence of the Parties, any of their Permitted Representatives;
          (b) was within such Party’s or its Permitted Representative’s possession on a non-confidential basis prior to being furnished with such information (provided that the source of such information was not known by such Party at the time of such disclosure by such Party or any of its Permitted Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to or other duty of trust and confidence to, the other Party with respect to such information);
          (c) was independently developed by such Party without use of any information furnished to such Party, any of its Permitted Representatives; or
          (d) becomes available to such Party or its Permitted Representative on a non-confidential basis from a source other than the other Party (provided that such source is not known by such Party at the time of such disclosure by such Party or any of its Permitted Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to or other duty of trust and confidence to, the other Party with respect to such information).
          11.3 Disclosure Required by Law. If any Confidential Information is required to be disclosed by a Party in accordance with Applicable Law or judicial order, then such Party shall notify the other Party in writing and shall cooperate with the other Party if the other Party elects to seek a protective order or other appropriate remedy with respect to such required disclosure. If no such protective order is obtained, and if the Party or any of its Permitted Representatives has been advised by legal counsel in writing that it is legally compelled to disclose any Confidential Information, then such Party or such Permitted Representative may disclose such Confidential Information, but shall furnish only that portion of the Confidential Information which such Party or is Permitted Representatives is advised by counsel is legally required and shall exercise its reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded such Confidential Information.
          11.4 Return of Confidential Information. Upon the termination of this Agreement, each Party shall return to the other Party all written Confidential Information that has been provided to such Party under this Agreement; provided, that in lieu of returning such Confidential Information to the other Party, each Party may destroy such Confidential Information and provide the other Party with a written certification that such written Confidential Information has been destroyed.

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ARTICLE 12
Licensing Arrangements
          Unless otherwise agreed, ownership by NXP Group of any Manufacturing Process shall be governed as follows:
          (a) NXP Group solely owns all intellectual property rights, including, but not limited to, patents, patent applications, inventions, know-how, trade secrets and mask works, embodied in such Manufacturing Process and any improvements thereto.
          (b) In the event a specific Manufacturing Process is transferred to a Third Party Provider in accordance with Article 14, NXP Group shall grant a restricted license to such Third Party Provider with regard to such transferred Manufacturing Process to manufacture products exclusively for Trident Group.
ARTICLE 13
Intellectual Property Indemnification
          13.1 Infringement by Trident Group.
          (a) Trident shall, at its own expense:
                    (i) defend any claims brought by a third party alleging that any Products developed or supplied hereunder infringes any of such third party’s patent, trademark, copyright, mask work right, trade secret or other intellectual property rights to the extent arising from (x) NXP Group’s compliance with or implementation of any of Trident Group’s written instructions, specifications, designs or requirements to manufacture, sell, and/or ship the Products for or to Trident Group, or (y) use of equipment, materials supplies, know-how, methodologies or technology owned by Trident Group and/or provided to NXP Group by Trident Group or a third party on the instructions of Trident Group; and
                    (ii) indemnify and hold NXP Group harmless from all damages and costs directly attributable to such claims.
          (b) Without limiting the foregoing, Trident shall, at its own expense, defend any claims (whether based in contract, tort, patent infringement or otherwise) brought against NXP Group, by Tessera Inc. or any of its Affiliates or any party purporting to act on their behalf, arising out of or in connection with this Agreement or any of the Products or Manufacturing Services provided hereunder. Trident shall furthermore hold NXP Group harmless and indemnify NXP Group from all damages and costs directly attributable to such claims.
          13.2 Infringement by NXP Group. NXP Semiconductors shall, at its own expense:
          (a) defend any claims brought by a third party against Trident Group that the Manufacturing Processes or any other technologies used by NXP Group to manufacture the Products purchased hereunder infringes any of such third party’s patent,

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trademark, copyright, mask work right, trade secret, or other intellectual property rights; and
          (b) indemnify and hold Trident Group harmless from damages and costs directly attributable to such claims; in each case excluding, however, infringement arising from or in connection with compliance with or implementation of Trident’s instructions, specifications, designs or requirements as set forth in Section 13.1 above.
          13.3 Separate Obligations. For the avoidance of doubt, this Article 13 does not change, alter or add to NXP Group’s or Trident Group’s liability under the IP Transfer and License Agreement.
          13.4 Indemnification Procedures. Any claims for indemnification by either Party shall follow the indemnification procedures set forth in Section 11.4 of the SEA.
ARTICLE 14
Transfer of Manufacturing Processes
          14.1 Transfers Initiated by NXP.
          (a) Subject to consent by Trident, which shall not unreasonably be withheld, NXP Group shall have the right to:
               (i) outsource any of the Manufacturing Processes to a reasonably acceptable Third Party Provider;
               (ii) close any NXP Plant; or
               (iii) sell any NXP Plant;
provided, that any change that will impact cost, quality or service shall only be made with reasonable notice in accordance with customary foundry practices (including, but not limited to, JEDEC Standards) as necessary to avoid material liabilities, material financial impacts or material threats to Trident Group’s business continuity, to the extent that such liabilities, impacts or threats may be avoided by giving such reasonable notice.
          (b) Any required requalification shall be done in consultation with Trident.
          (c) For a transfer initiated by NXP Group, NXP Group shall bear the costs of any required requalification, masks, engineering material and any required NXP Group manpower.

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ARTICLE 15
Term; Termination
          15.1 Term of the Agreement. This Agreement shall be effective as of the Closing Date and shall remain in force until January 1, 2013 (the “Term”), subject to extension or earlier termination as provided in this Article 15.
          15.2 Extension of the Term.
          (a) Upon the second anniversary of the Closing Date, if requested by either Party, the Parties shall commence negotiations in good faith to agree an extension of the Term for the continued provision by NXP Group to Trident Group of all or part of the Manufacturing Services.
          (b) Subject to any extension of the Term, the Parties shall develop a plan for the orderly wind down of the provision of Manufacturing Services during the remaining Term, including the provision of Manufacturing Services for a limited period beyond such Term to the extent necessary to avoid any undue negative impact upon the operations of either Party.
          15.3 Termination. Neither Party may terminate this Agreement prior to the expiration of the Term; provided, however, that each Party may terminate this Agreement with immediate effect by written notice to the other Party and without incurring any liability on its part in the event that:
          (a) any proceeding under any bankruptcy or insolvency laws is brought against the other Party, or a liquidator for a Party is appointed or applied for, or an assignment for the benefit of creditors is made by a Party; or
          (b) a material breach of this Agreement by the other Party has occurred (which breach, to the extent it is capable of being remedied, shall not have been remedied within thirty (30) Business Days of the receipt of a written request by the non-breaching Party to remedy such material breach).
ARTICLE 16
Miscellaneous
          16.1 Force Majeure. In the event of a Force Majeure, the affected Party shall immediately notify the other Party of the occurrence.
          16.2 Export Control. Each Party shall take all appropriate measures to comply in all material respects with applicable provisions of export control laws and regulations, including any applicable provisions of the United States Export Administration Act and implementing Export Administration Regulation, and shall hold the other Party harmless from all damages arising out of or in connection with any violation of any of the foregoing.
          16.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation

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of law or otherwise by any of the Parties without the prior written consent of the other Party, and any such assignment or delegation without such prior written consent shall be null and void, except that a Party may assign or otherwise transfer its rights without the prior consent of the other Party (i) to a direct or indirect wholly owned Subsidiary, or (ii) in connection with a merger, acquisition or sale of substantially all of such Party’s assets. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
          16.4 Interpretations; Rules of Construction. When a reference is made in this Agreement to Annexes, such reference shall be to an Annex to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Schedules, such reference shall be to a Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words “include”, “include” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The term “$” means United States Dollars. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. In the event of a conflict between this Agreement and the SEA, the SEA shall govern unless the context otherwise requires.
          16.5 Survival. The following Articles shall survive termination or expiration of this Agreement: Article 9 (Warranties), Article 10 (Limitation of Liability), Article 11 (Confidentiality), Article 12 (Licensing Arrangements), Article 13 (Intellectual Property Indemnification) and Article 16 (Miscellaneous).
          16.6 Entire Agreement. This Agreement and the annexes and schedules hereto constitute the entire understanding and agreement of the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Any additional or different terms on purchase orders, order confirmations and acknowledgements or invoices are hereby rejected by the Parties, are void and not binding on either Party.
          16.7 Amendments and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by a writing signed by the Party to be bound thereby. The waiver by a Party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such Party thereafter to enforce such provisions.

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          16.8 Third Party Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, affiliate, stockholder, partner of any Party or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the Parties to this Agreement.
          16.9 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
          16.10 Notices. All notices or other communications hereunder shall be given in accordance with Section 12.9 of the SEA.
          16.11 Dispute Resolution.
          (a) The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Agreement.
          (b) In the event a dispute arises between the Parties under this Agreement that cannot be resolved after good faith negotiation as contemplated by Section 16.11(a) within ten (10) Business Days of a Party’s request, NXP Semiconductors or Trident, as applicable, shall provide a written notice to the other describing, in reasonable detail, the substance of such dispute or disagreement (the “Dispute Notice”). The chief executive officer of each of NXP Semiconductors or Trident shall meet, confer and attempt to resolve the dispute or disagreement within a period of thirty (30) days following delivery of such Dispute Notice. If such chief executive officers are unable to resolve the dispute or disagreement within such thirty (30) day period, then either party shall be entitled to commence dispute resolution pursuant to Section 16.11(c) below.
          (c) Any dispute or disagreement arising under this Agreement that cannot first be resolved as provided in Section 16.11(b) shall be finally and exclusively settled by binding arbitration to be held in New York, New York. Either NXP Semiconductors or Trident shall make written application to Judicial Arbitration and Mediation Services (“JAMS”), New York, New York, for the appointment of a single arbitrator (the “JAMS Arbitrator”) to resolve the dispute by arbitration. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. At the request of JAMS, the Parties shall meet with JAMS at its offices within ten (10) Business Days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the JAMS Arbitrator should have. The Parties shall cooperate with each other and JAMS to select a JAMS Arbitrator within thirty (30) days of the written application to JAMS. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial

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proceeding instituted under New York law to resolve the dispute. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The losing party shall bear the cost of the arbitration, including the arbitrator’s fee. The Parties hereto expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrator hereunder, except that the foregoing does not limit the rights of either Party to bring a proceeding in any applicable jurisdiction to conform, enforce or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought, to contest such confirmation, enforcement or entry of judgment).
          (d) Nothing in this Section 16.11 shall preclude either Party from seeking injunctive relief or any other equitable remedy in any applicable jurisdiction sought to protect such party’s name, technology, Confidential Information or intellectual property.
          16.12 Governing Law. The internal law, without regard for conflicts of laws principles, of the State of New York shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the Parties.
          16.13 Attorneys Fees. The prevailing party is entitled to recover from the losing party the prevailing party’s attorneys’ fees and costs incurred in any arbitration or other action with respect to any claim arising out or relating to this Agreement.
          16.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all Parties reflected hereon as signatories.

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          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written

TRIDENT MICROSYSTEMS (FAR EAST) LTD.
By:	/s/ Pete J. Mangan
	Name:	Pete J. Mangan
	Title:	President

[Signature Page to Manufacturing Services Agreement]

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NXP SEMICONDUCTORS NETHERLANDS B.V.
By:	/s/ Charles Smit
	Name:	Charles Smit
	Title:	Authorized Signatory

[Signature Page to Manufacturing Services Agreement]